Exhibit 2.2

EXECUTION VERSION

AMENDMENT NO. 1

to

ASSET PURCHASE AGREEMENT

This Amendment No. 1 (this “Amendment”) to the Asset Purchase Agreement (as hereinafter defined) is made and entered into as of October 27, 2008 by and among Broadcom Corporation, a California corporation (“Purchaser”), Broadcom International Limited, an exempted company organized and existing under the laws of the Cayman Islands (“BIL”), and Advanced Micro Devices, Inc., a Delaware corporation (“Seller”). Capitalized terms used and not otherwise defined herein have the meaning set forth in the Asset Purchase Agreement.

RECITALS

A. Seller, Purchaser and BIL have entered into that certain Asset Purchase Agreement dated as of August 25, 2008 (the “Asset Purchase Agreement”).

B. Section 8.3 of the Asset Purchase Agreement provides, in relevant part, that the Asset Purchase Agreement may be amended by the parties thereto at any time, but only by an instrument in writing duly and validly signed on behalf of each of the parties thereto.

C. Seller, Purchaser and BIL desire to amend the Asset Purchase Agreement as set forth in this Amendment.

NOW, THEREFORE, in consideration of the premises, and the mutual agreements set forth herein, and for good and valuable consideration (the receipt and sufficiency of which is hereby acknowledged by the parties), and intending to be legally bound, Seller, Purchaser and BIL hereby agree as follows:

AGREEMENT

1. Amendments.

(a) Section 1.5 of the Asset Purchase Agreement is hereby amended and restated so as to read in its entirety as follows:

“1.5 Consideration. The aggregate consideration for the Purchased Assets shall consist of (i) cash in the amount of one hundred forty one million five hundred thousand dollars ($141,500,000), minus the value of employee-related expenses calculated in accordance with Section 5.7(d)(i) and Section 5.7(d)(iii) and subject to the provisions of Section 5.16 (the “Purchase Price”), and (ii) the assumption of the Assumed Liabilities.”

EXECUTION VERSION

(b) Section 2.11(c) of the Asset Purchase Agreement is hereby amended to add and include at the end thereof, for all purposes of the Asset Purchase Agreement, as if originally set forth therein on the date thereof, the following (all other provisions of such Section 2.11(c) to remain in full force and effect without modification):

“Neither Seller nor any of its Subsidiaries has any ownership or other interest in, to or under any registered copyright or industrial design, or any application for a copyright or industrial design registration, that, individually or in the aggregate, is necessary to the operation of the Business or is exclusively or primarily related to the Business, and no registered copyright or industrial design is necessary to the operation of the Business and exclusively or primarily related to the Business. Seller has disclosed to Purchaser (a) all United States patent applications with a filing date during the period beginning March 1, 2008 and ending October 1, 2008 and (b) invention disclosures entered in the AMD patent docketing database by the AMD law department with a submission date during the period beginning March 1, 2008 and ending October 1, 2008, to the extent that each is categorized by the submitting inventor(s) as related to the DTV business unit and names only Business Employee(s) as an inventor(s). Following the Closing Date, Seller shall disclose to Purchaser all invention disclosures entered in the AMD patent docketing database by the AMD law department with a submission date during the period beginning March 1, 2008 and ending on the Closing Date, to the extent each is categorized by the submitting inventor(s) as related to the DTV business unit and names at least one Business Employee as an inventor.”

(c) The defined term “Effective Time” and all uses thereof shall mean 12:01am local time on October 28, 2008, as applied in each jurisdiction participating in the transactions contemplated by the Asset Purchase Agreement and the Ancillary Agreements.

(d) The definition of “Escrow Amount” set forth in Section 10.1 of the Asset Purchase Agreement is hereby amended and restated so as to read in its entirety as follows:

“ “Escrow Amount” means fourteen million dollars ($14,000,000).”

2. Counterparts. This Amendment may be executed in counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one instrument.

3. Effective Date of Amendment. This Amendment shall become effective immediately upon the execution hereby by Seller, Purchaser and BIL.

4. Effectiveness of Asset Purchase Agreement. Except as expressly amended by this Amendment, all terms, conditions and provisions of the Asset Purchase Agreement shall remain in full force and effect in accordance with their respective terms.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties have caused this Agreement to be signed by their duly authorized representatives as of the date first written above.

ADVANCED MICRO DEVICES, INC.

By:	/s/ Harry A. Wolin
Name:	Harry A. Wolin
Title:	Sr. Vice President, General Counsel & Secretary

SIGNATURE PAGE TO AMENDMENT NO. 1 TO ASSET PURCHASE AGREEMENT

BROADCOM CORPORATION

By:	/s/ Scott A. McGregor
Name:	Scott A. McGregor
Title:	President and Chief Executive Officer

BROADCOM INTERNATIONAL LIMITED

By:	/s/ Scott A. McGregor
Name:	Scott A. McGregor
Title:	President and Chief Executive Officer

SIGNATURE PAGE TO AMENDMENT NO. 1 TO ASSET PURCHASE AGREEMENT